Consent of Independent Registered Public Accounting Firm

Grant Thornton Auditores Independentes Ltda. Av. Eng. Luís Carlos Berrini, 105 - 12[o] andar Itaim Bibi, São Paulo (SP) Brasil T +55 11 3886-5100

We have issued our report dated April 25, 2023 with respect to the financial statements of Companhia de Saneamento Básico do Estado de São Paulo - Sabesp included in the Annual Report on Form 20-F for the year ended December 31, 2023, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report(s) in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”.

/s/ Grant Thornton Auditores Independentes Ltda.

São Paulo, Brazil

June 21st, 2024

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